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                                                                    EXHIBIT 99.4

                                    Form of
        Letter to Clients for Use by Brokers, Dealers, Commercial Banks,
                       Trust Companies and Other Nominees

                           MIKOHN GAMING CORPORATION

                               OFFER TO EXCHANGE
                11.875% SENIOR SECURED NOTES DUE 2008, SERIES B
                                      FOR
                11.875% SENIOR SECURED NOTES DUE 2008, SERIES A

To Our Clients:

   Enclosed for your consideration are the prospectus, dated September   , 2001
(the "Prospectus") and the related Letter of Transmittal (which together with the Prospectus constitute the "Exchange Offer") in connection with the offer by Mikohn Gaming Corporation, a Nevada corporation (the "Company"), to exchange its 11.875% Senior Secured Notes due 2008, Series B ("New Notes") for its 11.875% Senior Secured Notes due 2008, Series A (the "Old Notes"), upon the terms and subject to the conditions of the Exchange Offer.

   We are the registered holder (the "Registered Holder") of the Old Notes held for your account. An exchange of the Old Notes can be made only by us as the Registered Holder and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to exchange the Old Notes held by us for your account. The Exchange Offer provides a procedure for holders to tender by means of guaranteed delivery.

   We request information as to whether you wish us to exchange any or all of the Old Notes held by us for your account upon the terms and subject to the conditions of the Exchange Offer.

   Your attention is directed to the following:

     1. The New Notes will be exchanged for the Old Notes at the rate of $1,000 principal amount of New Notes for each $1,000 principal amount of Old Notes. The New Notes will bear interest (as do the Old Notes) at a rate equal to 11.875% per annum from their date of issuance. Interest on the New Notes is payable semiannually in arrears on May 1 and November 1, beginning November 1, 2001. Holders of Old Notes that are accepted for exchange will receive, in cash, accrued interest thereon to, but not including, the date of issuance of the New Notes. Such interest shall be paid with the first interest payment on the New Notes. Interest on the Old Notes accepted for exchange will cease to accrue on the day prior to the issuance of the New Notes. The form and terms of the New Notes are substantially similar in all material respects as the form and terms of the Old Notes (which they replace) except that:

       (a) the New Notes have been registered under the Securities Act of 1933, as amended (the "Securities Act");

       (b) the New Notes will be freely transferable, other than as described in the Prospectus;

       (c) the New Notes will not contain any legend restricting their transfer;

       (d) holders of the New Notes will not be entitled to certain rights granted to the Holders of the Old Notes under the registration rights agreement as described in the Prospectus under "The Exchange Offer-- Resale of the New Notes," "--Shelf Registration Statement" and "-- Liquidated Damages;" and

       (e) the New Notes will not contain any provisions regarding the payment of liquidated damages.

     2. Based on the interpretation by the staff of the Securities and Exchange Commission (the "SEC"), New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale,
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  resold and otherwise transferred by holders thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or a "broker" or "dealer" registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933 provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of such New Notes.

     3. The Exchange Offer is not conditioned on any minimum number of Old Notes being tendered.

     4. Notwithstanding any other term of the Exchange Offer, the Company will not be required to accept for exchange, or exchange New Notes for any Old Notes not theretofore accepted for exchange, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Old Notes, if any of the conditions described in the Prospectus under "The Exchange Offer" exist.

     5. Tendered Old Notes may be withdrawn at any time prior to 5:00 p.m.,
  New York City time, on      , 2001 (the "Expiration Date"), unless the
  Company extends the Expiration Date, if such Old Notes have not previously been accepted for exchange pursuant to the Exchange Offer.

     6. Any transfer taxes applicable to the exchange of the Old Notes pursuant to the Exchange Offer will be paid by the Company, except as otherwise provided in Instruction 6 (Transfer Taxes) of the Letter of Transmittal.

   If you wish to have us tender any or all of your Old Notes, please so instruct us by completing, detaching and returning to us the instruction form attached hereto. An envelope to return your instructions is enclosed. If you authorize a tender of your Old Notes, the entire principal amount of Old Notes held for your account will be tendered unless otherwise specified on the instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Expiration Date.

   The Exchange Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of the Old Notes in any jurisdiction in which the making of the Exchange Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction or would otherwise not be in compliance with any provision of any applicable securities law.